Woodward Reports First Quarter Results

ROCKFORD, IL -- 01/24/2005 -- Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its first fiscal quarter ended December 31, 2004.

Net sales for the quarter were $189,325,000, up 19 percent from $158,973,000 for the first quarter last year. Net earnings for the quarter were $11,995,000, or $1.03 per share (all per share amounts are diluted) compared with $7,393,000, or $0.65 per share, a year ago. Earnings before income taxes in the first quarter were $19,040,000, which included a $3,834,000 gain from the sale of certain product line rights and costs associated with workforce management actions totaling $488,000.

"We began the fiscal year with strong results that reflected increased demand for products in our key markets and operating leverage inherent in our business," said Chairman and Chief Executive Officer John Halbrook.

Industrial Controls first quarter net sales were $122,355,000, compared with $96,819,000 a year ago, an increase of 26 percent due primarily to higher volume. Segment earnings for the quarter were $5,055,000, compared with $4,591,000 for the same quarter a year ago. This year's first quarter results included $488,000 in workforce management costs.

"During the first quarter, Industrial Controls benefited from a continuing industrial recovery, mainly in power generation and transportation markets," commented Mr. Halbrook. "In particular, turbine combustion products were strong, driven by an international demand for new builds and an increase in domestic aftermarket sales and services that reflects the large installed base established several years ago."

Our first quarter workforce management costs are related to actions previously announced and represent accruals of termination benefits earned by members in the first quarter. We currently expect to incur additional costs totaling approximately $2,700,000 over the next five quarters. Savings from these actions, which we expect to realize beginning in this year's third quarter, will partially offset some of these costs. Once fully implemented, annual savings are expected to range from $9,000,000 to $11,000,000.

Aircraft Engine Systems first quarter net sales were $66,970,000, compared with $62,154,000, an increase of 8 percent. Segment earnings for the quarter were $18,312,000, which included a $3,834,000 gain on the sale of rights to our aircraft propeller synchronizer product line. Segment earnings for the same period a year ago were $11,421,000.

"Aircraft Engine Systems experienced continuing strength in both the commercial and military aftermarkets and the ongoing recovery in commercial OEM markets," said Mr. Halbrook. "In October 2004, we sold rights to our synchronizer product line, which represented about $2,000,000 of annual sales. To meet our objectives for the future, we continue to work closely with our customers on numerous programs to develop energy control systems and components used on next-generation aircraft engines."

Mr. Halbrook concluded, "We believe we are on track to meet our full year total company goals. In last quarter's outlook, we targeted 4 to 7 percent revenue growth and $3.50 to $3.70 in earnings per diluted share for fiscal 2005. With the gain on the product line sale, we now believe earnings per diluted share for the year will be $3.70 to $3.90."

Woodward will hold an investor conference call at 7:30 a.m. CT on Tuesday, January 25, 2005, to provide an overview of the first quarter of fiscal 2005 financial performance, business highlights, and outlook for the year. You are invited to listen to the live webcast of our conference call or a recording at our website, www.woodward.com.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation, and process automation equipment. The company's innovative control, fuel delivery, combustion, and automation systems help customers worldwide operate cleaner, more cost effective, and more reliable equipment. Woodward is headquartered in Rockford, Illinois, and serves global markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2004, and Form 10-Q for the quarter ended December 31, 2004, expected to be available by February 4, 2005.

Woodward Governor Company and Subsidiaries
STATEMENTS OF CONSOLIDATED EARNINGS

                                                       Three months ended
                                                           December 31,
(Unaudited - in thousands except per share amounts)      2004      2003
                                                      ---------  ---------
Net sales                                             $ 189,325  $ 158,973
                                                      ---------  ---------
Costs and expenses:
        Cost of goods sold                              143,273    117,689
        Sales, general, and administrative expenses      18,697     18,011
        Research and development costs                   10,605      9,626
        Amortization of intangible assets                 1,776      1,610
        Interest expense                                  1,369      1,244
        Interest income                                    (635)      (573)
        Other income                                     (4,901)      (961)
        Other expense                                       101        306
                                                      ---------  ---------
        Total costs and expenses                        170,285    146,952
                                                      ---------  ---------
Earnings before income taxes                             19,040     12,021
Income taxes                                              7,045      4,628
                                                      ---------  ---------
Net earnings                                          $  11,995  $   7,393
                                                      =========  =========

Per share amounts:
Basic                                                 $    1.06  $    0.66
Diluted                                                    1.03       0.65
                                                      =========  =========

Weighted-average number of shares outstanding:
Basic                                                    11,329     11,264
Diluted                                                  11,638     11,456
                                                      =========  =========

Certain reclassifications have been made to the
financial statement line items for the three months
ended December 31, 2003, to conform to the 2004
presentation.

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
                                                     At Dec 31, At Sept 30,
 (Unaudited - in thousands)                              2004      2004
                                                      ---------  ---------
Assets
    Current assets:
        Cash and cash equivalents                     $  54,959  $  48,895
        Accounts receivable                              97,238     99,277
        Inventories                                     148,776    138,708
        Deferred income taxes                            17,157     16,852
        Other current assets                              5,554      5,064
                                                      ---------  ---------
            Total current assets                        323,684    308,796
    Property, plant, and equipment-net                  117,066    117,310
    Goodwill                                            132,907    131,542
    Other intangibles-net                                84,223     85,711
    Deferred income taxes                                   541      4,318
    Other assets                                         11,583      6,617
                                                      ---------  ---------
Total assets                                          $ 670,004  $ 654,294
                                                      =========  =========
Liabilities and shareholders' equity
    Current liabilities:
        Short-term borrowings                         $   6,146  $   5,833
        Current portion of long-term debt                12,771        956
        Accounts payable                                 32,024     35,207
        Accrued liabilities                              62,705     65,573
        Income taxes payable                              6,849      3,703
                                                      ---------  ---------
            Total current liabilities                   120,495    111,272
    Long-term debt, less current portion                 77,268     88,452
    Other liabilities                                    71,603     68,709
                                                      ---------  ---------
    Total liabilities                                   269,366    268,433
    Shareholders' equity                                400,638    385,861
                                                      ---------  ---------
Total liabilities and shareholders' equity            $ 670,004  $ 654,294
                                                      =========  =========

Woodward Governor Company and Subsidiaries
SELECTED SEGMENT INFORMATION
                                                        Three months ended
                                                            December 31,
(Unaudited - in thousands)                               2004      2003
                                                      ---------  ---------
External net sales:
  Industrial Controls                                 $ 122,355  $  96,819
  Aircraft Engine Systems                                66,970     62,154
Segment earnings:
  Industrial Controls                                     5,055      4,591
  Aircraft Engine Systems                                18,312     11,421
Capital expenditures                                      4,360      4,118
Depreciation expense                                      6,717      6,702
                                                      =========  =========
Segment earnings in the table above do not reflect
nonsegment expenses, interest, and income taxes.

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050

CONTACT:
Stephen P. Carter
Executive Vice President,
Chief Financial Officer and Treasurer
815-639-6800